Exhibit 2.3

AMENDMENT TO PURCHASE AGREEMENT

This Amendment to Purchase Agreement (this “Amendment”) is hereby entered into by and among (a) Macquarie Infrastructure Company Inc., a Delaware corporation (“MIC”), jointly and severally with Macquarie District Energy Holdings III LLC, a Delaware limited liability company (“MDEH III”), (b) John Hancock Life Insurance Company, a Massachusetts corporation (“JHLIC”), and (c) John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (“JHUSA”), this 21st day of December, 2009.  Each of MIC, MDEH III, JHLIC, and JHUSA is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, MIC (as predecessor in interest to MDEH III), JHLIC, and JHUSA have entered into that certain Purchase Agreement dated as of November 20, 2009 (the “Agreement”);

WHEREAS, all capitalized terms used but not defined herein shall have the meanings given to such terms as set forth in the Agreement; and

WHEREAS, the Parties now desire to amend the Agreement, as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Section 1.1 of the Agreement is hereby amended by deleting the definition of the term “Designated Cash” therein and replacing it in its entirety with the following:

“ “Designated Cash” means amounts determined (a) as of the last day of any completed fiscal quarter ending after the date of this Agreement and prior to the Closing Date and (b) as of the Closing Date (determined at the end of the day immediately prior to the Closing Date), equal to all cash and cash equivalents on the consolidated balance sheet as of each such date of Holdco (if after the date of its formation, or the Company, if Holdco has not been formed as of the relevant distribution date) less (i) $50,000 less (ii) the cash balance held in the CapEx Accounts less (iii) any MDE term loan and MDE capex facility interest expense accrued but not paid by the Closing Date less (iv) any distributions to Nevada Electric Investment Company, as minority member of Northwind Aladdin LLC, accrued but not paid by the Closing Date plus (v) any electricity demand response payment earned in 2009 by MDE or its Subsidiaries but not paid by the Closing Date. ”

2.	Exhibit A attached to the Agreement is hereby amended by deleting the definition of the term “Designated Cash Amount” therein and replacing it in its entirety with the following:

“ “Designated Cash Amount” means an amount as of the Effective Date (determined as of the end of the day immediately preceding the Effective Date) equal to all cash and cash equivalents on the consolidated balance sheet of the Company as of the Effective Date less (i) $50,000 less (ii) any cash balance in the CapEx Account less  (iii) any MDE term loan and MDE capex facility interest expense accrued but not paid by the Effective Date less (iv) any distributions to Nevada Electric Investment Company, as minority member of Northwind Aladdin LLC, accrued but not paid by the Effective Date plus (v) any electricity demand response payment earned in 2009 by MDE or its Subsidiaries but not paid by the Effective Date. ”

3.	Except as herein amended, all other terms and provisions of the Agreement shall remain in full force and effect, and the Parties ratify and confirm the Agreement as amended hereby.

4.
The Agreement, as amended by this Amendment, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

5.
This Amendment and any claims with respect to the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules which may direct application of the laws of another jurisdiction.

6.
This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this instrument to be duly executed as of the date and year first set forth above.

MACQUARIE INFRASTRUCTURE COMPANY INC.

By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer

By:	/s/ Todd Weintraub
Name: Todd Weintraub
Title: Chief Financial Officer

MACQUARIE DISTRICT ENERGY HOLDINGS III LLC

By: Macquarie Infrastructure Company Inc.,
its Managing Member

By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer

By:	/s/ Todd Weintraub
Name: Todd Weintraub
Title: Chief Financial Officer

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Gerald C. Hanrahan, Jr.
Name: Gerald C. Hanrahan, Jr.
Title: Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Gerald C. Hanrahan, Jr.
Name: Gerald C. Hanrahan, Jr.
Title: Authorized Signatory

Signature Page to Amendment to Purchase Agreement